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                                                                   EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
24/7 Media, Inc.:


         We consent to the incorporation by reference in the registration statement on Form S-3/A of 24/7 Media, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheets of Sabela Media, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1999 and the period from June 29, 1998 (inception) to December 31, 1998, which report appears in the Current Report on Form 8-KA of 24/7 Media, Inc. dated March 24, 2000.



                                  /s/ KPMG LLP
                             --------------------------
                                      KPMG LLP


Los Angeles, California
October 24, 2000